IR Contact	Press Contacts:
David Waldman/Jody Burfening Lippert/Heilshorn & Associates dwaldman@lhai.com (212) 838-3777	Kristie Conner Halo Technology Holdings kristie.conner@haloholdings.com (650) 596-4387

FOR IMMEDIATE RELEASE

HALO Technology Holdings to Acquire Kenosia

GREENWICH, Conn. – June 13, 2005 – HALO Technology Holdings, Inc., (OTCBB: WARP), a holding company for established enterprise software companies, has entered into a definitive agreement to acquire Kenosia, Inc. and its award winning DataAlchemy® product line from privately-held Bristol Technology, Inc., based in Danbury, Connecticut, for an undisclosed amount.

DataAlchemy is an industry-leading sales and marketing analytics platform that is utilized by global companies including: Nestle Purina, GlaxoSmithKline, Advantage Sales & Marketing, Bacardi, Cadbury Adams, Johnsonville Sausage and Sara Lee to drive retail sales and profits through timely and effective analysis of transactional data. Kenosia’s installed customers span a wide range of industries, including consumer packaged goods, entertainment, hard & soft goods, pharmaceutical, automotive, spirits, wine and beer, brokers and retailers.

Speaking about the acquisition, HALO CEO Ron Bienvenu stated, “Having produced approximately $1.5 million in operating income in 2004, we expect Kenosia to be a highly accretive acquisition, and it furthers our strategy of buying established enterprise software companies that have consistently demonstrated superior customer support, sustained product focus, and financial discipline. After performing a rigorous due diligence process it became clear to us that one of the biggest assets at Kenosia was its dedicated and highly energetic team and it is my pleasure to welcome all of them to the HALO family of companies.”

As part of the transaction, the company also announced that John Boccuzzi, formerly director of business development of Bristol, will take the reins, in the newly created position, as CEO of the Kenosia subsidiary. Mr. Boccuzzi noted, “This transaction will allow us to focus more resources on customer support and accelerate the delivery of our products through the pipeline. Our customers should know that the entire Kenosia team is moving to the HALO family and will continue to deliver the service and expertise they expect from us.”

About Halo Technology Holdings, Inc.
HALO owns and operates a portfolio of enterprise software companies. The company’s strategy is to acquire established enterprise technology companies that profitably deliver mission critical technical solutions to a global customer base. For more information, please visit www.halotech.com.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new products and technologies, and the success of new initiatives. In addition, such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include: (i) demand for the Company’s products; (ii) the actions of current and potential new competitors; (iii) changes in technology; (iv) the nature and amount of the Company’s revenues and expenses; and (v) overall economic conditions and other risks detailed from time to time in the Company’s periodic earnings releases and reports filed with the Securities and Exchange Commission (the “Commission”), as well as the risks and uncertainties discussed in the Company’s Annual Report on Form 10-KSB filed with the Commission on October 13, 2004 (the “Form 10-KSB”).

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